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                                                                    Exhibit 4.24

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CONFIDENTIAL

Pentalpha Macau Commercial Offshore Ltd
Flat C 15/F
Macau Finance Centre
244-246 Rua de Pequim
Macau                                                               20 June 2002

Attention:  Mr Samuel K S Leung

Our Ref: MMO CBA 020231

Dear Sir

BANKING FACILITIES
ACCOUNT NO. 001-144781

With reference to our recent discussions, we are pleased to confirm our agreement to granting you the undermentioned banking facilities. These facilities will be made available on the specific terms and conditions outlined below and upon the satisfactory completion of the security detailed below. These facilities are also subject to review at any time and in any event by 15 September 2002, and subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

Overdraft (A/C No. 001-144781-001)                       MOP515,000*
Interest on the overdraft facility will be charged on daily balances at 1% per annum over our best lending rate, (BLR is currently 5.25% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Export Facilities                                        HKD6,500,000*
Purchase of D/P bills on approved drawees

Within which                                             (HKD6,500,000)*
Purchase of D/A bills on approved drawees up to 90 days

  * Combined Overdraft and Export (DA) Facilities at a total of HKD6,500,000 within which Overdraft not to exceed MOP515,000.

We may, at our sole and absolute discretion, refuse to allow drawings under the facilities if the drawee is considered by us to be unacceptable and / or if the transaction in question does not meet our operational requirements in respect of these facilities.

The Hongkong and Shanghai Banking Corporation Limited
PO Box 476, 639 Avenida da Praia Grande, Macau
Tel: (853) 553669 Fax: (853) 322831 Tlx: 88205 HSBCM OM

Incorporated in the Hong Kong SAR with limited liability

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Packing Credit                                          HKD2,000,000
Up to 70% of valid export Documentary Credits in your favour deposited with us and within 90 days ahead of the shipment date.

Interest on HKD export DA/DP loans and packing credit facility will be charged on a daily basis at 1% per annum over our BLR, and payable monthly in arrears to the debit of your current account.

Interest on foreign currency loans will be charged on a daily basis at the prevailing interest rates, published by us as Trade Finance Rates, subject to fluctuation at our discretion and payable monthly in arrears to the debit of your current account.

Commission in lieu of exchange and HKD bill commission rate will be charged as follows:

    .   For the first USD50,000 or its equivalent        :     1/4%

    .   Balance in excess of USD50,000 or its equivalent :     1/8%

Export bills collection commission will be charged as follows:

    .   DC/non-DC collection bills

        For the first USD50,000 or its equivalent        :     1/8%
                                                                (minimum HKD300)

        Balance in excess of USD50,000 or its equivalent :     1/16%

    .   DC bills sent to local banks on with recourse

        For the first USD50,000 or its equivalent        :     1/4%
                                                                (minimum HKD350)

        Balance in excess of USD50,000 or its equivalent :     1/8%

    .   DC bills sent to local banks on without recourse

        For the first USD50,000 or its equivalent        :     1/8%
                                                                (minimum HKD350)

        Balance in excess of USD50,000 or its equivalent :     1/16%

Accrual of Interest and Other Sums

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

The Hongkong and Shanghai Banking Corporation Limited
PO Box 476, 639 Avenida da Praia Grande, Macau
Tel: (853) 553669 Fax: (853) 322831 Tlx: 88205 HSBCM OM

Incorporated in the Hong Kong SAR with limited liability

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Security

As security for the foregoing facilities, we require:-

1) Legally notarised livranca for HKD8,500,000 signed by Pentalpha Macau Commercial Offshore Limited and endorsed by Global-Tech Appliances Inc together with a letter of authority to insert the maturity date at our option and board resolution.

2) Corporate guarantee for HKD8,500,000 signed by Global-Tech Appliances Inc in our favour together with board resolution.

In this connection, we enclose the following:

..     a livranca and a letter authorising us to insert the maturity date therein
..     a standard corporate guarantee form together with a draft board resolution
..     a draft English translation of board resolution

The livranca must be signed in the presence of a Macau Public/Private Notary. Please complete these documents and return them to us at your earliest convenience.

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising are to be reimbursed by you on demand.

Please note that amounts which are overdue or overlimit (as well as amounts demanded and not paid) in respect of all or any of these facilities will bear interest at such rate charged by us from time to time on unauthorised overdrafts (UOD is currently 5% over our BLR). Pastdue interest on loans will on the other hand be charged at 3% over the agreed interest rate.

Payments by the borrower/guarantor shall be made to the Bank without any set-off, counter-claim, withholding or condition of any kind except that if the borrower/guarantor is compelled by law to make such withholding, the sum payable by the borrower/guarantor shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

Please arrange for the authorised signatories of your company to initial the foot of pages 1-3 and to sign at the foot of the last page and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security to be held, and your understanding and acceptance of the terms and conditions under which these facilities are granted.

The Hongkong and Shanghai Banking Corporation Limited
PO Box 476, 639 Avenida da Praia Grande, Macau
Tel: (853) 553669 Fax: (853) 322831 Tlx: 88205 HSBCM OM

Incorporated in the Hong Kong SAR with limited liability

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Article 66 of the Financial System Act of Macau
Section 83 of the Hong Kong Banking Ordinance

Please note that Article 66 of the Financial System Act of Macau and Section 83 of the Hong Kong Banking Ordinance have imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Article 66 and Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

These facilities will remain open for acceptance until the close of business on 11 July 2002 and if not accepted by that date will be deemed to have lapsed.

We look forward to the development of a mutually beneficial and lasting relationship.


Yours faithfully

/s/ Synster H T Lee
Synster H T Lee
Corporate Banking Manager

RC/hi

Enc

The Hongkong and Shanghai Banking Corporation Limited
PO Box 476, 639 Avenida da Praia Grande, Macau
Tel: (853) 553669 Fax: (853) 322831 Tlx: 88205 HSBCM OM

Incorporated in the Hong Kong SAR with limited liability